Exhibit 4.1.12

Wells Fargo Business Credit

Sixth & Marquette
Minneapolis, Minnesota  55479
612-673-8500

February 2, 2010

VIA U.S. MAIL & FACSIMILE (913) 360-5661

MGP Ingredients, Inc.

100 Commercial Street

Atchison, KS  66002

Attention:  Timothy W. Newkirk

Re:          Certain loans made by Wells Fargo Bank, National Association (“Lender”) to MGP Ingredients, Inc., a Kansas corporation (“Borrower”), pursuant to that certain Credit and Security Agreement dated July 21, 2009, by and between Borrower and Lender (as amended from time to time, the “Credit Agreement”).  Terms not otherwise defined herein shall have the meanings given in the Credit Agreement

Dear Mr. Newkirk:

Borrower owes to certain General Electric entities (collectively, “GE”) approximately $2,146,027.00 (the “GE Indebtedness”).  Notwithstanding anything contained in the Credit Agreement to the contrary, Lender hereby consents to the complete prepayment of GE Indebtedness by Borrower, provided that (i) Borrower causes GE to promptly release and terminate the filings and interests set forth on Exhibit A attached hereto and each other security interest in the assets of Borrower held by GE, (ii) no Default or Event of Default has occurred and is continuing at the time of the pay-off and (iii) no Default or Event of Default will occur after giving effect to the pay-off.  Effective upon the GE Indebtedness pay-off, Borrower and Lender agree that all references to indebtedness to or liens held by GE shall be deleted from Schedule 6.3 and Schedule 6.4 of the Credit Agreement.  On or before February 28, 2010, Borrower shall provide evidence to Lender which is acceptable to Lender in its sole but reasonable discretion that GE has released and does not hold a lien in any assets of Borrower.

The Credit Agreement, among other things, prohibits the Borrower from making any contribution or investment in any Person or Affiliate.  Borrower has requested that Lender consent to Borrower making a contribution of up to approximately $1,119,663.00 (the “Firebird Contribution”) to Firebird Acquisitions, LLC, a Delaware limited liability company (“Firebird”), a Subsidiary of Borrower, for the purpose of repaying all obligations owed by Firebird to Commerce Bank.  Notwithstanding the provisions of the Credit Agreement and the other Loan Documents, Lender hereby consents to Borrower making the Firebird Contribution subject to the following conditions, all of which shall be acceptable to Lender in its sole and absolute discretion and shall survive the initial Firebird Contribution:

(i)                                    no Default or Event of Default has occurred and is continuing at the time of the Firebird Contribution;

(ii)                                 no Default or Event of Default will occur after giving effect to the Firebird Contribution being made;

(iii)                              Firebird shall promptly pay the full amount of the Firebird Contribution to Commerce Bank and terminate all of it lending arrangements with Commerce Bank.

(iv)                             On or before February 28, 2010, Borrower shall provide evidence to Lender which is acceptable to Lender in its sole but reasonable discretion that Commerce Bank has released and does not hold a lien in any assets of Firebird.

Effective upon the Firebird Contribution, Borrower and Lender agree that all references to indebtedness to or liens held by Commerce Bank shall be deleted from Schedule 6.4 of the Credit Agreement.  For Lender’s consent hereunder, Borrower covenants and agrees that it shall not to permit Firebird to create, incur or suffer to exist any Lien upon or of any of Firebird’s assets, whether now owned or hereafter acquired, to secure any indebtedness.

In the event you should have any questions or comments with respect to the matters set forth in this letter, please do not hesitate to contact me.

WELLS FARGO BANK,
NATIONAL ASSOCIATION

		By:	/s/ Becky A. Koehler
Becky A. Koehler, its Vice President

ACKNOWLEDGED AND AGREED:

MGP INGREDIENTS, INC.
a Kansas corporation

By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk
Its: President & CEO

Exhibit A

GE Releases

Kansas	4972881	8/23/2001	GE Capital Public Finance, Inc.	Mortgaged Property
	5377585 (amends 4972881)	10/18/2002
	94659027 (amends 4972881)	7/21/2006
	94659043 (continues 4972881)	7/21/2006
Kansas	5885181	10/4/2004	GE Capital Public Finance, Inc.	Specific Equipment
	5904883 (amends 5885181)	11/12/2004
	97134547	6/1/2009

Kansas	6053326	10/4/2005	General Electric Capital Corporation	Specific Equipment